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             1996 MEDICAL ACTION INDUSTRIES INC. STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

1.       Purpose

         The purpose of the 1996 Medical Action Industries Inc. Non-Employee Directors Stock Option Plan (the "Plan") is to increase the proprietary and vested interest of the non-employee directors of Medical Action Industries Inc. (the "Company") in the growth and performance of the Company by granting such directors options to purchase shares of Common Stock, $.001 par value per share (the "Stock") of the Company.

2.       Administration

         The Plan shall be administered by the Company's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive options under the Plan, the number of shares of Stock subject to any such options, the purchase price thereunder or the timing of grants of options under the Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York.

3.       Eligibility

         The class of individuals eligible for grants of options under the Plan shall be Eligible Directors, as defined below. Eligible Director shall mean a director of the Company who is not an employee of the Company or its subsidiaries and has not, within one year immediately preceding the determination of such director's eligibility, received any award under any plan of the Company or its subsidiaries that entitles the participants therein to acquire stock, stock options or stock appreciation rights of the Company or its subsidiaries (other than any other plan which participants' entitlements are governed by provisions meeting the requirements of Rule 16b-3(c)(2)(ii) promulgated under the Securities Exchange Act of 1934). Any holder of an option granted hereunder shall hereinafter be referred to as a "Participant".

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4.       Shares Subject to the Plan

         Subject to adjustment as provided in Section 7, an aggregate of 100,000 shares of Stock shall be available for issuance upon the exercise of options granted under the Plan. The shares of Stock deliverable upon the exercise of options may be made available from authorized but unissued share or shares reacquired by the Company, including shares purchased in the open market or in private transactions. If any option granted under the Plan shall terminate for any reason without having been exercised, the shares subject to, but not delivered under, such option shall be available for other options.

5.       Grant, Terms and Conditions of Options

         Each individual who is an Eligible Director will be granted an option to purchase 2,500 shares of Stock as of the date of each Annual Stockholders Meeting following the effectiveness of the Plan. The options granted will be nonstatutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and shall have the following terms and conditions:

                  (a) Price. The purchase price per share of Stock deliverable upon the exercise of each option shall be 100% of the Fair Market Value per share of the Stock on the date the option is granted. For purposes of determining Fair Market Value of a share of Common Stock on the date of grant, if the Common Stock (i) is then listed on any national securities exchange, the fair market value shall be the closing price per share of the Common Stock on such exchange at the close of the trading session on the date of grant, (ii) is then listed on NASDAQ (but not on any national securities exchange), the Fair Market Value shall be the closing price per share of the Common Stock on NASDAQ on the date of grant, or (iii) is then traded on the over-the-counter market (but not on a national securities exchange or NASDAQ), the Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock as reported by the National Quotation Bureau, Inc. or other entity then publishing bid and asked prices for the Common Stock for the date of grant, or, if unavailable, then the last trading date on which bid and asked quotations were published immediately preceding the date of grant.

                  (b) Payment. Options may be exercised only upon payment of the purchase price thereof in full. Such payment shall be made in cash or in Stock, which shall have a Fair Market Value (determined in accordance with the rules of paragraph (a) above), at least equal to the aggregate exercise price of the shares being purchased, or a combination of cash and Stock.

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                  (c) Exercisability and Term of Option. Options shall be
         exercisable in whole or in part at all times during the period beginning on the date of grant until terminated, as provided in paragraph (d) below.

                  (d)  Termination of Service as Eligible Director.

                           (i) Except as provided in subparagraph (ii) of this
                  paragraph (d), all outstanding options held by a Participant shall be automatically cancelled upon such Participant's termination of service as an Eligible Director.

                           (ii) Upon termination of a Participant's service as
                  an Eligible Director by reason of such Participant's voluntary mid-term resignation, declining to stand for reelection (whether as a result of the Company's mandatory retirement program or otherwise), becoming an employee of the Company or a subsidiary thereof or becoming disabled (as defined in the Company's pension plan), all outstanding options held by such Participant on the date of such termination shall expire five years from the date upon which the Participant ceases to be an Eligible Director. In the event of the death of a Participant (whether before or after termination of service as an Eligible Director), all outstanding options held by such Participant (and not previously cancelled or expired) on the date of such death shall be fully exercisable by the Participant's legal representative within one year after the date of death (without regard to the expiration date of the option specified in accordance with the preceding sentence).

                  (e) Nontransferability of Options. No option shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of the Participant to whom an option is granted it may be exercised only by the Participant or by the Participant's guardian or legal representative. Notwithstanding the above, options may be transferred pursuant to a qualified domestic relations order.

                  (f) Listing and Registration. Each option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Stock subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, no such option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

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         (g) Option Agreement. Each option granted hereunder shall be evidenced by an agreement with the Company which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

6.       Adjustment of and Change in Stock

         In the event of a stock split, stock dividend, subdivision or combination of the Stock or other change in corporate structure affecting the Stock, the number of shares of Stock authorized by the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares of Stock subject to any outstanding option shall be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per share of Stock thereunder.

7.       Mergers, Sales and Change of Control

         In the case of (i) any merger, consolidation or combination of the Company with or into another corporation (other than a merger, consolidation or combination in which the Company is the continuing corporation and which does not result in its outstanding Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof) or a sale of all or substantially all of the assets of the Company or (ii) a Change in Control (as defined below) of the Company, the holder of each option then outstanding immediately prior to such Change in Control shall (unless the Board determines otherwise) have the right to receive on the date or effective date of such event an amount equal to the excess of the Fair Market Value on such date of (a) the securities, cash or other property, or combination thereof, receivable upon such merger, consolidation or combination in respect of a share of Stock, in the cases covered by clause (i) above, or in the case of a slae of assets referred to in such clause (i), a share of Stock, or (b) the final tender offer price in the case of a tender offer resulting in a Change in Control or (c) the value of the Stock covered by the option as determined by the Board, in the case of Change in Control by reason of any other event, over the exercise price of such option, multiplied by the number of shares of Stock subject to such option. Such amount will be payable fully in cash.

         Any determination by the Board made pursuant to this Section 7 will be made as to all outstanding options and shall be made (a) in cases covered by clause (i) above, prior to the occurrence of such event, (b) in the event of a tender or exchange offer, prior to the purchase of any Stock pursuant thereto by the offeror and (c) in the case of a Change in Control by reason of any other event, just prior to or as soon as practicable after such Change in Control.

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         A "Change in Control" shall be deemed to have occurred if (a) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall own beneficially 20% or more of the Stock outstanding, or (b) if following (i) a tender or exchange offer for voting securities of the Company (other than any such offer made by the Company), or
(ii) a proxy contest for the election of directors of the Company, the persons who were directors of the Company immediately before the initiation of such event (or directors who were appointed by such directors) cease to constitute a majority of the Board of Directors of the Company upon the completion of such tender or exchange offer or proxy contest or within one year after such completion.

8.       No Rights of Stockholders

         Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any option, in whole or in part, unless and until certificates for such shares shall have been issued.

9.       Plan Amendments

         The Plan may be amended by the Board, as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, without the authorization and approval of stockholders:
(i) increase the number of shares which may be purchased pursuant to options hereunder, either individually or in the aggregate, except as permitted by
Section 8, (ii) change the requirements of Section 5(a) that option grants be priced at Fair Market Value, except as permitted by Section 6, (iii) modify in any respect the class of individuals who constitute Eligible Directors; or (iv) materially increase the benefits accruing to Participants hereunder. The provisions of Sections 3 and 5 may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules under either such statute.

10.      Effective Date and Duration of Plan

         The Plan shall become effective on the day after the Company's Annual Stockholders Meeting at which the Plan is approved by Stockholders. The Plan shall terminate on the day following the tenth Annual Stockholders Meeting at which Directors are elected succeeding the Annual Stockholders Meeting at which the Plan was approved by Stockholders, unless the Plan is extended or terminated at an earlier date by Stockholders.